Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269752 and No. 333-261323) and Form S-8 (No. 333-262324, No. 333-271252, No. 333-271253 and No. 333-277759) of Navitas Semiconductor Corporation (the “Company”), of our report dated March 19, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.
/s/ Moss Adams LLP

Los Angeles, California
March 19, 2025